UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2023 (September 25, 2023)

CANO HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39289	98-1524224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 NW 117th Avenue, Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

(855) 226-6633

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	CANO	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	CANO WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information disclosed in Item 2.01 below is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 25, 2023 (the “Closing Date”), Cano Health, LLC (“Cano Health”), a wholly-owned subsidiary of Cano Health, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Primary Care Holdings II, LLC, a wholly owned subsidiary of Humana Inc. (“CenterWell”), Cano Health Texas, PLLC and Cano Health Nevada, PLLC (together with Cano Health, the “Sellers” and each, a “Seller”), and, for the limited purposes provided therein, the Company. Pursuant to the terms of the Agreement, on the Closing Date CenterWell acquired from the Sellers substantially all of the assets associated with the operation of Cano Health’s senior-focused primary care centers in Texas and Nevada (such centers, the “Centers,” and such transaction, the “Transaction”).

The total value of the Transaction to Cano Health was approximately $66.7 million, consisting of approximately $35.4 million in cash paid at closing (of which approximately $1.9 million was withheld for satisfaction of potential indemnification claims), plus the release of certain liabilities owed by Cano Health or its affiliates primarily for centers built under commercial agreements entered into with affiliates of Humana Inc. The net cash proceeds of the Transaction enabled the Company to repay a portion of its outstanding commitment under its revolving credit facility, for which Credit Suisse AG, Cayman Islands Branch is the administrative agent, such that the financial maintenance covenant will not be applicable for the testing period ending September 30, 2023.

The Agreement contains customary representations, warranties and covenants. In particular, the Company and each Seller has agreed to certain non-competition obligations and non-solicitation obligations with respect to employees transferred with the business, in each case, in Texas and Nevada. The Agreement also contains customary mutual indemnification provisions with respect to breaches of representations and warranties and breaches or violations of covenants, subject to limitations described therein.

The Transaction was structured as a simultaneous “sign and close”, therefore the Transaction has fully closed and is not subject to further satisfaction of closing conditions.

Concurrently with the execution of the Agreement, the Sellers and CenterWell entered into a Transition Services Agreement (“TSA”) pursuant to which the Sellers will continue to provide certain services to CenterWell to facilitate and support the integration of the Centers for a period of up to six months after closing, with up to three 30-day extensions at the election of CenterWell.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Agreement filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information

Unaudited pro forma financial information giving effect to the Transaction is attached as Exhibit 99.1 and incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated September 25, 2023, by and among Primary Care Holdings II, LLC, Cano Health, LLC, Cano Health Texas, PLLC and Cano Health Nevada, PLLC.*

99.1	Unaudited pro forma condensed combined financial information.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2023	CANO HEALTH, INC.

	By:	/s/ Mark Kent
	Name:	Mark Kent
	Title:	Chief Executive Officer